Exhibit 99.1


             Dayton Superior Announces Delay in Filing of Form 10-K


     DAYTON, Ohio--(BUSINESS WIRE)--March 31, 2006--Dayton Superior Corporation announced today that it has delayed the filing of its Annual Report on Form 10-K for the year ended December 31, 2005 while it continues to evaluate the appropriate accounting treatment for certain of its common shares subject to its Management Stockholders' Agreement dated June 16, 2000. The results of this evaluation will not have a material impact on the Company's reported net income
(loss) for any accounting period.
     The previously-announced investor conference call scheduled for Tuesday, April 4, 2006 will be postponed until after the Annual Report on Form 10-K is filed with the Securities and Exchange Commission. The new date and time for the call will be announced when it is rescheduled.
     Dayton Superior is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction, and a leading manufacturer of metal accessories used in masonry construction in terms of revenues. The company's products are used in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices, hotels and manufacturing facilities. The company sells most products under the registered trade names Dayton Superior(R), Dayton/Richmond(R), Symons(R), Aztec(R), BarLock(R), Conspec(R), Edoco(R), Dur-O-Wal(R) and American Highway Technology(R).


     CONTACT: Dayton Superior Corporation
              Edward J. Puisis, 937-428-7172
              Fax: 937-428-9115